EXHIBIT 12

                          RATIO OF EARNINGS TO FIXED CHARGES

                                                  December 31,
                                1994      1993       1992       1991      1990


Fixed Charges:
  Interest on indebtedness       321       191        113        983      1,209
  Interest on deposits         3,211     4,483      7,066     10,589     13,255
    Total fixed charges        3,532     4,674      7,179     11,572     14,464

Earnings:
  Income before taxes         (3,889)   (6,422)    (4,844)     (5,832)   (4,076)
  Fixed charges excluding
    Interest on deposits         321       191        113         983     1,209
     Subtotal                 (3,568)   (6,231)    (4,731)     (4,849)   (2,867)
    Interest on deposits       3,211     4,483      7,066      10,589    13,255
         Total earnings         (357)   (1,748)     2,335       5,740    10,388

RATIO OF EARNINGS TO
  FIXED CHARGES:
  Excluding interest
    on deposits                 (1.11)    (9.15)    20.66       5.84       8.59
  Including interest
    on deposits                 (0.10)    (0.37)     0.33       0.50       0.72

                          RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 AND PREFERRED STOCK DIVIDENDS

                                                December 31,
                                1994       1993       1992      1991       1990


Fixed Charges:
  Preferred dividends            469         70         70        84        100
  Interest on indebtedness       321        191        113       983     1,209
  Fixed charges excluding
      interest on deposits       790        261        183     1,067     1,309
  Interest on deposits         3,211      4,483      7,066    10,589    13,255
    Total fixed charges        4,001      4,744      7,249    11,656    14,564

Earnings:
  Income before taxes         (3,889)    (6,422)    (4,844)   (5,832)    (4,076)
  Fixed charges excluding
    Interest on deposits         321        191        113       983      1,209
    Subtotal                  (3,568)    (6,231)    (4,731)   (4,849)    (2,867)
  Interest on deposits         3,211      4,483      7,066    10,589     13,255

    Total earnings              (357)    (1,748)     2,335     5,740     10,388





RATIO OF EARNINGS TO
 COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS:
  Excluding interest
    on deposits                (0.45)     (6.70)      12.76      5.38      7.94
  Including interest
    on deposits                (0.09)     (0.37)       0.32      0.49      0.71